CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-79482 on Form N-1A of our reports dated September 16, 2025 relating to the financial statements and financial highlights of Strategic Allocation: Conservative Fund, Strategic Allocation: Moderate Fund, and Strategic Allocation: Aggressive Fund, each a series of American Century Strategic Asset Allocations, Inc., appearing in the Annual Reports on Form N-CSR of American Century Strategic Asset Allocations , Inc. for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 25, 2025